                                                                     EXHIBIT 5.1


                                 July 25, 1994


Sutro & Co. Incorporated
555 South Flower Street, 46th Floor
Los Angeles, CA  90071

Kmart Corporation
3100 West Big Beaver Road
Troy, Michigan  48040

National Tenant Finance Corporation
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004

                 RE:      KMART CORPORATION MORTGAGE PASS-THROUGH
                          CERTIFICATES REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

                 We have acted as special counsel in connection with the preparation of a registration statement on Form S-3 ("Registration Statement") relating to the issuance and sale of Mortgage Pass-Through Certificates issuable in Series (collectively, "Certificates"). The Certificates will be issued pursuant to one or more Trust Agreements ("Trust Agreements") or Pass-Through Trust Agreements ("Pass-Through Trust Agreements") each between National Tenant Finance Corporation ("Depositor"), a to be formed Delaware corporation, and United States Trust Company of New York, as trustee ("Trustee"). The Registration Statement is filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 We have examined the filed copy of the specimen Trust Agreement and of the specimen Pass-Through Trust Agreement, each of which is filed as an exhibit to the Registration Statement, the form of Certificate included in the Trust Agreement, the form of Certificate included in the Pass-Through Trust Agreement, the Prospectus contained in the Registration Statement ("Prospectus"),

July 25, 1994
Page 2

and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

                 Based on the foregoing, we are of the opinion that:


                 1. Assuming due authorization of a Trust Agreement or a Pass-Through Trust Agreement, as applicable, by the Trustee and the Depositor and execution and delivery thereof by the Trustee and the Depositor, such Trust Agreement or Pass-Through Trust Agreement will constitute a valid and legally binding instrument of the Trustee, enforceable against the Trustee in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equity principles.

                 2. Assuming due authorization by the Trustee of the Certificates issued pursuant to a Trust Agreement or a Pass-Through Trust Agreement, the Certificates, when duly executed and authenticated by the Trustee pursuant to such Trust Agreement or Pass-Through Trust Agreement and delivered to and paid for by the purchasers thereof, will constitute the valid and legally binding obligations of the Trustee pursuant to such Trust Agreement or Pass-Through Trust Agreement and entitled to the benefits of such Trust Agreement or Pass-Through Trust Agreement except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditor's rights generally or by general equity principles.

                 We hereby consent to the use of our name in the Prospectus under the caption "LEGAL OPINIONS" and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        /s/ SQUIRE, SANDERS & DEMPSEY
                                            SQUIRE, SANDERS & DEMPSEY